                                                                     EXHIBIT 2.3

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

-----------------------------------------------x
                                               :
In re                                          :    Chapter 11 Case Nos.
                                               :
PWS HOLDING CORPORATION,                       :    98-212 (SLR) through
BRUNO'S, INC., et al.,                         :    98-223 (SLR)
                                               :
                          Debtors.             :    (Jointly Administered)
                                               :
-----------------------------------------------x


                      DEBTORS' JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

        PWS Holding Corporation, Bruno's, Inc., Food Max of Mississippi, Inc., A.F. Stores, Inc., BR Air, Inc., Food Max of Georgia, Inc., Food Max of Tennessee, Inc., Food Max, Inc., Lakeshore Foods, Inc., Bruno's Food Stores, Inc., Georgia Sales Company and SSS Enterprises, Inc. propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                   ARTICLE I

                      DEFINITIONS AND CONSTRUCTION OF TERMS

         Definitions. As used herein, the following terms have the respective meanings specified below:

         1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

         1.2 Agent means The Chase Manhattan Bank, as administrative agent for the Banks.

         1.3 Allowed means, with reference to any Claim, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules, as such Schedules may be amended by

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the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim allowed hereunder, (c) any Claim which is not Disputed, (d) any Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to New Bruno's pursuant to a Final Order of the Bankruptcy Court or under Section 5.6 of the Plan or (e) any Claim which, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

         1.4 Ballot means the form distributed to each holder of an impaired Claim on which is to be indicated acceptance or rejection of the Plan.

         1.5 Bank Claims means all Claims of the Banks arising under the Bank Credit Agreement.

         1.6 Bank Credit Agreement means that certain Credit Agreement among Bruno's, the Agent and certain Banks, dated as of August 18, 1995, and any of the documents and instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date, including, without limitation, the December 1997 Amendment.

         1.7 Bank Preference Action means the Adversary Proceeding styled PWS Holding Corp., Bruno's, Inc. et al. v. AmSouth Bank of Alabama et al., Adv. Proc. No. A98-145, currently pending before the Bankruptcy Court.

         1.8 Bank Release means that certain Release, dated as of February 13, 1998, pursuant to which the Agent on behalf of the Banks, released and relinquished any and all Liens against Bruno's created pursuant to and in connection with the December 1997 Amendment.

         1.9 Banks means, collectively, the banks and financial institutions that are parties to the Bank Credit Agreement and their successors and assigns.

         1.10 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         1.11 Bankruptcy Court means the United States District Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

         1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

         1.13 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.


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

         1.14 Bruno's means Bruno's, Inc., an Alabama corporation.

         1.15 Cash means legal tender of the United States of America.

         1.16 Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing of hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

         1.17 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re PWS Holding Corp., Bruno's, Inc. et al., Chapter 11 Case Nos. 98-212 through 98-223 (SLR) inclusive, Jointly Administered, currently pending before the Bankruptcy Court.

         1.18 Claim has the meaning set forth in section 101 of the Bankruptcy Code.

         1.19 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.


         1.20 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

         1.21 Commencement Date means February 2, 1998, the date on which the Debtors commenced the Chapter 11 Cases.

         1.22 Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

         1.23 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.24 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         1.25 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.26 Creditor Representative means the individual or entity designated by the Banks to effectuate the Restructuring Transactions described in Section
7.1 of the Plan on behalf of the holders of Bank Claims.

         1.27 Debtors means, collectively, PWS Holding Corporation, Bruno's, Inc., Food Max of Mississippi, Inc., A.F. Stores, Inc., BR Air, Inc., Food Max of Georgia, Inc., Food Max of Tennessee, Inc., Food Max, Inc., Lakeshore Foods, Inc., Bruno's Food Stores, Inc., Georgia Sales Company and SSS Enterprises, Inc.


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

         1.28 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         1.29 December 1997 Amendment means that certain Amendment, Waiver and Agreement, dated as of December 1, 1997, among the Agent, certain of the Banks and the Debtors, and any of the documents and instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date.

         1.30 Director Options shall have the meaning set forth in Section 8.6 of the Plan.

         1.31 Disbursing Agent means New Bruno's, in its capacity as Disbursing Agent for the New Bruno's Common Stock and the Reorganized Bruno's Common Stock pursuant to Section 5.4(a) of the Plan.

         1.32 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.33 Disputed means, with reference to any Claim, any Claim proof of which was timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtors as to its amount only, shall be deemed Allowed in the amount the Debtors admit owing, if any, and Disputed as to the excess.

         1.34 Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, the amount so estimated pursuant to an order of the Bankruptcy Court.

         1.35 Effective Date means the first Business Day on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

         1.36 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.37 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, New Bruno's, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the

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Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

         1.38 General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Bank Claim or Subordinated Note Claim.

         1.39 Grant Stock Investment Payment shall have the meaning set forth in
Section 8.9 of the Plan.

         1.40 Indenture Trustee means HSBC Bank USA, as indenture trustee under the Subordinated Notes Indentures.

         1.41 Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

         1.42 Lien has the meaning set forth in section 101 of the Bankruptcy Code.

         1.43 Management Options shall have the meaning set forth in Section 8.5 of the Plan.

         1.44 New Bruno's means Bruno's Supermarkets, Inc., a Delaware corporation to be organized on or before the Effective Date.

         1.45 New Bruno's By-laws means the By-laws of New Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.46 New Bruno's Certificate of Incorporation means the Certificate of Incorporation of New Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.47 New Bruno's Common Stock means the common stock of New Bruno's authorized and to be issued pursuant to the Plan. The New Bruno's Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the New Bruno's Certificate of Incorporation and the New Bruno's By-laws.

         1.48 New Bruno's Employment Contracts means the employment contracts between New Bruno's and James A. Demme, President and Chief Executive Officer of Bruno's and New Bruno's, Bruce A. Efird, Senior Vice President - Merchandising of Bruno's and New Bruno's, Walter M. Grant, Senior Vice President, General Counsel and Secretary of Bruno's and New Bruno's, Laura Hayden, Senior Vice President - Human Resources of Bruno's and New Bruno's, Arthur B. McCarter, Senior Vice President and Chief Financial Officer of Bruno's and New Bruno's, William D. Shoemaker, Senior Vice President - Operations of Bruno's and New Bruno's and Steve Slade, Senior Vice President - Marketing, which shall be in substantially the form contained in the Plan Supplement.


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

         1.49 New Bruno's Severance Plan means the Severance Plan to be adopted by New Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.50 New Bruno's Director Stock Option Plan means the Director Stock Option Plan to be adopted by New Bruno's, which shall be in substantially the form contained in the Plan Supplement

         1.51 New Bruno's Stock Option Plan means the Stock Option Plan to be adopted by New Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.52 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

         1.53 Other Secured Claim means any Secured Claim, other than a Secured Tax Claim.

         1.54 Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

         1.55 Plan Supplement means the forms of documents specified in Section
12.18 of the Plan.

         1.56 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.57 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

         1.58 Record Date means the day that is five Business Days from and after the Confirmation Date.

         1.59 Registration Rights Agreement means a registration rights agreement to be entered into pursuant to Section 5.9 of the Plan between New Bruno's and all holders of Allowed Bank Claims, Management Options and Director Options, which shall be in substantially the form contained in the Plan Supplement.

         1.60 Releasees means all present and former officers and directors of the Debtors who were directors, officers or employees, respectively, on or after the Commencement Date, and any other persons who serve or served as members of management of the Debtors on or after the Commencement Date, all present and former members of the Committee, all present and former officers and directors and other persons who serve or served as members of the management of any member of the Committee, and all advisors, consultants or professionals of or to the Debtors, the Committee or members of the Committee.

         1.61 Reorganized Bruno's means Bruno's on and after the Effective Date after giving effect to the Restructuring Transactions.


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

         1.62 Reorganized Bruno's By-laws means the amended and restated By-laws of Reorganized Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.63 Reorganized Bruno's Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized Bruno's, which shall be in substantially the form contained in the Plan Supplement.

         1.64 Reorganized Bruno's Common Stock means the common stock of Reorganized Bruno's authorized and to be issued pursuant to the Plan. The Reorganized Bruno's Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Reorganized Bruno's Certificate of Incorporation and the Reorganized Bruno's By-laws.

         1.65 Reorganized Debtors means Reorganized Bruno's and each of the Reorganized Subsidiaries.

         1.66 Reorganized Subsidiaries means each of the Subsidiaries on and after the Effective Date after giving effect to the Restructuring Transactions.

         1.67 Required Banks means Banks holding a majority in amount of Allowed Bank Claims.

         1.68 Restructuring Transactions means those transactions described in
Section 7.1 of the Plan.

         1.69 Retained Assets means certain assets of the Debtors, consisting principally of real property, which assets shall be specifically set forth in the Plan Supplement and are intended to have a net fair market value of approximately $20,000,000.

         1.70 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests and the statements of financial affairs filed by the Debtors on May 15, 1998 under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through and including the Confirmation Date.

         1.71 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

         1.72 Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

         1.73 Shareholders Agreement means a shareholders agreement to be entered into pursuant to Section 5.10 of the Plan between New Bruno's and all holders of Allowed Bank Claims, Management Options and Director Options, which shall be in substantially the form contained in the Plan Supplement.

         1.74 Stock Purchase Loans shall have the meaning set forth in Section
8.9 of the Plan.

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

         1.75 Subordinated Note Claims means all Claims arising under the Subordinated Notes Indentures.

         1.76 Subordinated Notes means all notes issued and outstanding under the Subordinated Notes Indentures as of the Commencement Date.

         1.77 Subordinated Notes Indentures means the trust indenture, dated August 18, 1995, and the first supplemental trust indenture, dated August 18, 1995, between Bruno's, as issuer of the Subordinated Notes, and the Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date.

         1.78 Subsequent Distribution Date means the twentieth day after the end of the month following the month in which the Effective Date occurs and the twentieth day after the end of each subsequent month.

         1.79 Subsidiary means any Debtor other than Bruno's.

         1.80 Subsidiary Equity Interest means any share of common stock or other instrument evidencing a present ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.81 Tort Claim means any Claim relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claim asserted against any of the Debtors. A Tort Claim may also be an Insured Claim.

        Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

         2.1 Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such


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

Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by New Bruno's in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

         2.2 Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and
(b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and New Bruno's.

         2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of New Bruno's, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.


                                  ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        Claims, other than Administrative Expense Claims and Priority Tax Claims, and Bruno's Equity Interests, are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

Class                                                            Status
-----                                                            ------
Class 1 -- Other Priority Claims                                 Unimpaired

Class 2 -- Secured Tax Claims                                    Impaired

Class 3 -- Other Secured Claims                                  Unimpaired


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

Class 4 -- Bank Claims                                           Impaired

Class 5 -- General Unsecured Claims                              Impaired

Class 6 -- Subordinated Note Claims                              Impaired

Class 7 -- Bruno's Equity Interests                              Impaired


                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1 CLASS 1 -- OTHER PRIORITY CLAIMS.

         (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

         4.2 CLASS 2 -- SECURED TAX CLAIMS.

         (a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

         (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of New Bruno's, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or
(ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

         (c) Retention of Liens. Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         4.3 CLASS 3 -- OTHER SECURED CLAIMS.

         (a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of New Bruno's, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

         4.4 CLASS 4 -- BANK CLAIMS.

         (a) Allowance. The Bank Claims shall be deemed Allowed Claims solely for purposes of this Plan in the aggregate amount of $462,164,419.

         (b) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Bank Claim is entitled to vote to accept or reject the Plan.

         (c) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Bank Claim as of the Record Date shall receive, in accordance with the Restructuring Transactions, a Pro Rata Share of
(i) 25,000,000 shares of New Bruno's Common Stock and (ii) 25,000,000 shares of Reorganized Bruno's Common Stock, which shares, respectively, shall constitute all of the shares of New Bruno's Common Stock and Reorganized Bruno's Common Stock issued pursuant to the Plan.

         (d) Release of Liens/Dismissal of Bank Preference Action/Payment of Fees. As of the Effective Date, (i) to the extent not previously relinquished and released by the Banks pursuant to the Bank Release, the Banks shall be deemed to have relinquished and released all of the Liens securing the Bank Claims, including, without limitation, Liens granted in connection with the December 1997 Amendment, Liens, if any, arising under section 506(a) of the Bankruptcy Code in the event that the Bank Claims would be subject to a permissible setoff under section 553 of the Bankruptcy Code and Liens granted to the Banks as adequate protection pursuant to orders of the Bankruptcy Court,
(ii) such relinquished and released Liens shall be preserved for the benefit of the Debtors' estates pursuant to section 551 of the Bankruptcy Code, (iii) Bruno's shall pay the reasonable fees and expenses of the Banks' financial advisors or reimburse the Banks for their payment of same, (iv) Bruno's shall pay the reasonable fees and expenses of the Agent (including, without limitation, amounts owing under the interest rate floor agreement between

The Chase Manhattan Bank and Bruno's), (v) the Banks shall be entitled to retain all adequate protection payments made to or for the benefit of the Banks by the Debtors during the Chapter 11 Cases and (vi) the Bank Preference Action shall be deemed dismissed with prejudice. The release and relinquishment of the Liens securing the Bank Claims, together with Bruno's payment of the reasonable fees and expenses of the Banks' financial advisors or reimbursement to the Banks for their payment of same, Bruno's payment of the reasonable fees and expenses of the Agent and the Banks' retention of all adequate protection payments made to or for the benefit of the Banks by the Debtors during the Chapter 11 Cases, shall, upon entry of the Confirmation Order, pursuant to Bankruptcy Rule 9019(a), constitute a valid, binding and enforceable compromise and settlement of the Bank Preference Action and the adequate protection rights of the Banks as of the Effective Date.

         4.5 CLASS 5 -- GENERAL UNSECURED CLAIMS

         (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

         (b) Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive, in full and complete satisfaction of such Allowed Claim, an amount, in Cash, equal to .26 multiplied by the amount of such Allowed General Unsecured Claim.

         4.6 CLASS 6 -- SUBORDINATED NOTE CLAIMS

         (a) Allowance. The Subordinated Note Claims shall be deemed Allowed Claims solely for purposes of this Plan in the aggregate amount of $421,121,589.77.

         (b) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of a Subordinated Note Claim is conclusively presumed to have rejected the Plan as a holder of Subordinated Note Claims and is not entitled to vote to accept or reject the Plan.

         (c) Distributions. In accordance with Section 5.2 of the Plan, the holders of Subordinated Note Claims shall not receive any distributions on account of such Claims as a result of the enforcement of the subordination provisions in the Subordinated Notes Indentures.

         4.7 CLASS 7 -- BRUNO'S EQUITY INTERESTS

         (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of a Bruno's Equity Interest is conclusively presumed to have rejected the Plan as a holder of Bruno's Equity Interests and is not entitled to vote to accept or reject the Plan.

         (b) Distributions. The holders of Bruno's Equity Interests shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Bruno's Equity Interests shall be extinguished.

                                   ARTICLE V

                         PROVISIONS REGARDING VOTING AND
                   DISTRIBUTIONS UNDER THE PLAN AND TREATMENT,
                    OF DISPUTED, CONTINGENT AND UNLIQUIDATED
                    ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS

         5.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

         5.2 Enforcement of Subordination. In accordance with section 510(a) of the Bankruptcy Code, the distributions to holders of Allowed Bank Claims and Allowed Subordinated Note Claims enforce and give effect to the subordination provisions contained in the Subordinated Notes Indentures.

         5.3 Nonconsensual Confirmation. If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 12.11 hereof or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan, the Debtors shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

         5.4 Method of Distributions Under the Plan.

         (a) Disbursing Agent. All distributions of New Bruno's Common Stock and Reorganized Bruno's Common Stock shall be made by the Disbursing Agent.

         (b) Distributions by New Bruno's. Except as provided in Section 5.4(a) of the Plan, all distributions under the Plan shall be made by New Bruno's.

         (c) Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Debtors or, on and after the Effective Date, New Bruno's, have been notified in writing of a change of address, including, without limitation, by the filing of a timely proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

         (d) Distributions of Cash. Other than payments of Cash required to be made by New Bruno's to the Agent, which payments shall be made by wire transfer, any payment of Cash made by New Bruno's pursuant to the Plan shall, at New Bruno's option, be made by check drawn on a domestic bank or wire transfer.

         (e) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         (f) Hart-Scott-Rodino Compliance. Any shares of New Bruno's Common Stock and Reorganized Bruno's Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

         (g) Minimum Distributions. No payment of Cash less than forty dollars shall be made by New Bruno's to any holder of a Claim unless a request therefor is made in writing to New Bruno's.

         (h) Fractional Shares. No fractional shares of New Bruno's Common Stock or Reorganized Bruno's Common Stock, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Bank Claim would otherwise result in the issuance of a number of shares of New Bruno's Common Stock or Reorganized Bruno's Common Stock that is not a whole number, the actual distribution of shares of New Bruno's Common Stock and Reorganized Bruno's Common Stock shall be rounded as follows:
(i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Bruno's Common Stock and Reorganized Bruno's Common Stock to be distributed to holders of Allowed Bank Claims shall be adjusted as necessary to account for the rounding provided in this Section 5.4(h).

         (i) Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in New Bruno's and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

         (j) Distributions to Holders as of the Record Date. As at the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holder of any Claim. Bruno's and New Bruno's shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. Bruno's and New Bruno's shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Record Date.

         5.5 General Unsecured Claims.

         (a) Distributions as to Allowed Portion of General Unsecured Claims The holder of a General Unsecured Claim that is or becomes, in part, an Allowed General Unsecured Claim, shall receive a distribution in respect of the Allowed portion of such General Unsecured Claim, in accordance with Section 4.5(b) of the Plan (for General Unsecured Claims partially Allowed on or prior to the Effective Date) or Section 5.5(b) of the Plan (for General Unsecured Claims partially Allowed subsequent to the Effective Date).

         (b) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution of Cash that would have been made to such holder under Section 4.5(b) of the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon, on the next Subsequent Distribution Date that follows the month during which such Disputed General Unsecured Claim becomes an Allowed Claim.

         (c) Tort Claims. All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section 5.5(c) and applicable nonbankruptcy law that has become a Final Order or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed an Allowed General Unsecured Claim in such liquidated amount and satisfied in accordance with the Plan; provided, however, that the Allowed amount of any Tort Claim that also is an Insured Claim shall be limited as provided in Section 5.7 hereof. Nothing contained in this Section 5.5(c) shall impair the Debtors' right to seek estimation of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim.

         5.6 Objections to and Resolution of Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, New Bruno's shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims. On and after the Effective Date, New Bruno's shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, New Bruno's, shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

         5.7 Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that in no event shall the Allowed amount of an Insured Claim exceed the maximum amount that the Debtors are required to pay in respect of such Insured Claim pursuant to any pertinent insurance policies and applicable law. Nothing contained in this Section 5.7 shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

         5.8 Cancellation of Existing Securities and Agreements. On the Effective Date, the promissory notes, share certificates, bonds and other instruments evidencing any Claim or Bruno's Equity Interest, other than an Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.3(b) of the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Bruno's Equity Interests, as the case may be, shall be discharged.

         5.9 Registration of New Common Stock. Each holder of Allowed Bank Claims receiving a distribution of New Bruno's Common Stock pursuant to the Plan and each holder of Management Options and Director Options shall automatically become a party to the Registration Rights Agreement.

         5.10 Shareholders Agreement. Each holder of Allowed Bank Claims receiving a distribution of New Bruno's Common Stock pursuant to the Plan and each holder of Management Options and Director Options shall automatically become a party to the Shareholders Agreement.

                                   ARTICLE VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         6.1 Assumption or Rejection of Executory Contracts and Unexpired
Leases.

         (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Debtors and assigned to New Bruno's pursuant to the Restructuring Transactions, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtors and assigned to New Bruno's or rejected. The Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

         (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtors.

         (c) Insurance Policies. All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Article IV and Section 5.7 of the Plan. Nothing contained in this
Section 6.1(c) shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

         (d) Approval of Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption and assignment of the executory contracts and unexpired leases assumed and assigned pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases specified in Section 6.1(a) hereof through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and
(iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1(a) hereof.

         (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, New Bruno's shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors and assigned to New Bruno's pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of New Bruno's liability with respect thereto, or as may otherwise be agreed to by the parties.

         (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, New Bruno's, no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). All such Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors, New Bruno's and their property.

         6.2 Indemnification Obligations.

         (a) Continuation of Officer, Director and Employee Indemnification. The obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date. Pursuant to the Restructuring Transactions, the obligations described in the preceding sentence shall, on the Effective Date, become obligations of New Bruno's.

         (b) Certain Pre-Commencement Date Contractual Indemnification Obligations. To the extent that any Claim (a "Prepetition Indemnity Claim") against a Debtor for reimbursement or contribution of a non-Debtor that is liable with such Debtor on or has secured the Claim of a creditor (including, without limitation, any such Claim of a non-Debtor arising under a pre-Commencement Date indemnity or indemnification agreement) remains contingent as of the Confirmation Date, such Prepetition Indemnity Claim, to the extent it is contingent, shall be deemed disallowed pursuant to section 502(e)(1)(B) of the Bankruptcy Code. In the event that a judgment is entered or a settlement is agreed upon after the Confirmation Date that gives rise to an Allowed General Unsecured Claim that jointly holds liable a Debtor and a non-Debtor that holds a Prepetition Indemnity Claim arising from a valid pre-Commencement Date indemnity or indemnification agreement that was disallowed pursuant to the immediately preceding sentence, then the holder of such Allowed General Unsecured Claim shall first be required to seek satisfaction of such Allowed General Unsecured Claim from the Debtor and, after payment of such Claim by the Debtor in accordance with Section 5.5(b) of the Plan, shall have the right to seek satisfaction of the balance of such Claim from the non-Debtor. Upon payment by the non-Debtor of any such amounts, (i) the Prepetition Indemnity Claim of the non-Debtor previously disallowed shall be deemed reconsidered by the Bankruptcy Court pursuant to section 502(j) of the Bankruptcy Code and shall be deemed timely filed, (ii) such non-Debtor shall have all of its rights otherwise available under applicable law to seek allowance of such reconsidered Prepetition Indemnity Claim, (iii) New Bruno's shall have all of its rights otherwise available under applicable law to object to allowance of such reconsidered Prepetition Indemnity Claim and (iv) if and to the extent that such reconsidered Prepetition Indemnity Claim is Allowed, it shall be paid in accordance with the applicable provisions of the Plan.

         6.3 Compensation and Benefit Programs. Except as provided in Section 6.1(a) of the Plan, all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers' compensation programs and life, disability, directors and officers liability and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors and assigned to New Bruno's, in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         6.4 Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits. Pursuant to the Restructuring Transactions, the obligations, if any, described in the preceding sentence shall, on the Effective Date, be assumed by and become obligations of New Bruno's.

                                  ARTICLE VII

                           IMPLEMENTATION OF THE PLAN

         7.1 Restructuring Transactions.

         (a) Principal Transactions. On or as of the Effective Date, the distributions provided for under the Plan shall be effectuated pursuant to the following Restructuring Transactions, in seriatim, pursuant to documentation satisfactory to the Debtors and the Required Banks:

                  (i) Intercompany Claims. All intercompany claims between and among the Debtors shall be cancelled through contribution or distribution of such intercompany claims, as appropriate.

                  (ii) Transfer to Creditor Representative. Bruno's shall sell and transfer, without recourse, to the Creditor Representative, on behalf of the holders of Bank Claims, substantially all of the assets of Bruno's used in connection with the Debtors' business and operations (which may include stock of the Subsidiaries), other than the Retained Assets, in partial satisfaction of the Bank Claims in an amount equal to the fair market value of such transferred assets. The assets sold and transferred to the Creditor Representative pursuant to the preceding sentence shall be subject to all claims, liabilities and obligations of the Debtors incurred after the Commencement Date (including, without limitation, claims, liabilities and obligations incurred pursuant to the Plan and in connection with the transfer of assets), other than claims, liabilities and obligations discharged, released or extinguished pursuant to the Plan and/or the Confirmation Order or relating directly to the Retained Assets (including, without limitation, any liabilities, other than tax liabilities, directly relating to the assets of any Subsidiaries the stock of which is a Retained Asset).

                  (iii) Transfer to New Bruno's; Issuance of New Bruno's Common Stock to Creditor Representative. The Creditor Representative, on behalf of the holders of Bank Claims, shall contribute, without recourse, to New Bruno's, all of the assets transferred to the Creditor Representative pursuant to Section 7.1(a)(i) hereof, in exchange for 25,000,000 shares of New Bruno's Common Stock. The assets contributed to New Bruno's pursuant to the preceding sentence shall be subject to, and New Bruno's shall assume sole and exclusive responsibility for, all claims, liabilities and obligations of the Debtors to which such assets were subject pursuant to Section 7.1(a)(i) hereof.

                  (iv) Transfer of New Bruno's Common Stock to Disbursing Agent for Distribution. The Creditor Representative shall transfer, without recourse, to the Disbursing Agent, all of the shares of New Bruno's Common Stock received pursuant to Section 7.1(a)(ii) hereof, which shares shall be distributed by the Disbursing Agent to holders of Allowed Bank Claims pursuant to Section 4.4(c) of the Plan.

                  (v) Issuance of Reorganized Bruno's Common Stock. Reorganized Bruno's shall deliver to the Disbursing Agent 25,000,000 shares of Reorganized Bruno's Common Stock, which shares shall be distributed by the Disbursing Agent to holders of Allowed Bank Claims, in partial and final satisfaction of such claims, pursuant to Section 4.4(c) of the Plan.

         (b) Net Leases. On the Effective Date, the Reorganized Debtors shall enter into triple net real property leases with New Bruno's, on market terms and subject to conditions that shall be satisfactory to the Reorganized Debtors and New Bruno's, pursuant to which New Bruno's shall lease from the Reorganized Debtors the owned real property and buildings included in the Retained Assets.

         (c) Additional Restructuring Transactions. On or as of the Effective Date, if deemed necessary by the Debtors to effectuate the Restructuring Transactions, the Debtors may, subject to the approval of the Required Banks, cause any or all of the Debtors to be merged into one or more of the Debtors or dissolved, cause the transfer of assets between and among Debtors, or engage in any other transactions in furtherance of the Plan. On the Effective Date, the Reorganized Debtors shall enter into subleases with New Bruno's pursuant to which New Bruno's shall sublease from the Reorganized Debtors any property and buildings leased by the Reorganized Debtors under real property leases included in the Retained Assets. Such subleases shall be on terms and subject to conditions identical to the existing leases under which the Reorganized Debtors are the lessee, such that New Bruno's will be required to satisfy all of the Reorganized Debtors' rental and other obligations to the landlords under the leases.

         7.2 Substantive Consolidation. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. On and after the Effective Date, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Bruno's, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of Subsidiary Equity Interests, (iv) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors.



                                  ARTICLE VIII

                  PROVISIONS REGARDING CORPORATE GOVERNANCE AND
                MANAGEMENT OF NEW BRUNO's AND REORGANIZED DEBTORS

         8.1 General. On the Effective Date, the management, control and operation of New Bruno's and the Reorganized Debtors shall become the general responsibility of the Boards of Directors of New Bruno's and the Reorganized Debtors, respectively.

         8.2 Directors and Officers of New Bruno's and Reorganized Debtors.

         (a) New Bruno's.

                  (i) Board of Directors The initial Board of Directors of New Bruno's shall consist of seven individuals, five of whom shall be selected by the Required Banks, one of whom shall be the Chief Executive Officer of New Bruno's and one of whom shall be (a) selected by the Chief Executive Officer of New Bruno's and (b) either an officer of New Bruno's or a current member of the Board of Directors of Bruno's, or, if not an officer of New Bruno's or a current member of the Board of Directors of Bruno's, a person acceptable to the Required Banks. The names of the members of the initial Board of Directors of New Bruno's shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve in accordance with the New Bruno's Certificate of Incorporation or New Bruno's By-laws, as the same may be amended from time to time.

                  (ii) Officers. The officers of Bruno's immediately prior to the Effective Date shall serve as the initial officers of New Bruno's on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with New Bruno's and applicable nonbankruptcy law.

         (b) Reorganized Debtors.

                  (i) Boards of Directors. The initial Boards of Directors of each of the Reorganized Debtors shall consist of three individuals, all of whom shall be selected the Required Banks. The names of the members of the initial Boards of Directors of each of the Reorganized Debtors shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of such initial Boards of Directors shall serve in accordance with its certificate of incorporation or by-laws, as the same may be amended from time to time.

                  (ii) Officers. The initial officers of the Reorganized Debtors shall consist of individuals, satisfactory to the Required Banks, whose names shall be disclosed prior to the date of the Confirmation Hearing.

         8.3 By-laws and Certificates of Incorporation. The Reorganized Bruno's By-laws, the Reorganized Bruno's Certificate of Incorporation, the by-laws and certificates of incorporation of each of the Reorganized Subsidiaries, the New Bruno's Certificate of Incorporation and the New Bruno's By-laws shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law and (b) to effectuate the provisions of the Plan.

         8.4 Issuance of New Securities. The issuance of the following securities by Reorganized Bruno's and New Bruno's, as applicable, is hereby authorized without further act or action under applicable law, regulation, order or rule:

         (a) 25,000,000 shares of New Bruno's Common Stock;

         (b) 25,000,000 shares of Reorganized Bruno's Common Stock;

         (c) the Management Options; and

         (d) the Director Options.

         8.5 New Bruno's Stock Option Plan. Prior to the Effective Date, New Bruno's shall adopt the New Bruno's Stock Option Plan. Pursuant to the terms and subject to the conditions of the New Bruno's Stock Option Plan, New Bruno's shall, on the Effective Date, issue to certain of its senior executives options to purchase in the aggregate approximately 3.0% of the outstanding shares of New Bruno's Common Stock on a fully diluted basis (the "Management Options"). Pursuant and subject to the terms and subject to the conditions of the New Bruno's Stock Option Plan, the Management Options shall vest over a three year period, 25% on the Effective Date and 25% on each of the three succeeding one year anniversaries thereof. The Management Options shall have an exercise price equal to the fair market value of the New Bruno's Common Stock on the Effective Date. Management Options to purchase up to an additional 5.5% of the outstanding shares of New Bruno's Common Stock on a fully diluted basis shall be reserved for issuance by the Board of Directors of New Bruno's to New Bruno's employees pursuant to the terms and subject to the conditions of the New Bruno's Stock Option Plan.

         8.6 New Bruno's Director Stock Option Plan. Prior to the Effective Date, New Bruno's shall adopt the New Bruno's Director Stock Option Plan. Pursuant to the terms and subject to the conditions of the New Bruno's Director Stock Option Plan, New Bruno's shall, on the Effective Date, issue to its non-employee directors, in the aggregate, options to purchase up to 1.0% of the outstanding shares of New Bruno's Common Stock on a fully diluted basis (the "Director Options").

         8.7 New Bruno's Employment Contracts. As of the Effective Date, New Bruno's shall enter into the New Bruno's Employment Contracts.

         8.8 New Bruno's Severance Plan. On the Effective Date, New Bruno's shall adopt the New Bruno's Severance Plan. Pursuant to the terms and subject to the conditions of the New Bruno's Severance Plan, all corporate office salaried employees of New Bruno's, other than employees with employment contracts, shall be entitled to certain benefits upon the termination of their employment or a material change in their professional responsibilities, if such termination of employment or material change in professional responsibilities occurs in connection with a change of control.

         8.9 Stock Purchase Loans; Stock Investments. In recognition of the services provided by James A. Demme, Laura Hayden, R. Michael Conley, Russell M. Dodd, Donald A. Long, Richard H. Marty, William D. Shoemaker and Marvin Young, Jr. during the pendency of the Chapter 11 Cases, and subject to such officers' continued employment by Reorganized Bruno's on the Effective Date, any and all outstanding loans made by Bruno's to such officers for the purpose of funding such officers' purchase of shares of common stock of Bruno's prior to the Commencement Date, which loans aggregate approximately $1,073,795 plus accrued interest since January 1, 1999 (the "Stock Purchase Loans"), shall be forgiven by Bruno's as of the Effective Date. In addition, on the Effective Date, New Bruno's shall pay to each such officer Cash in an amount sufficient to compensate such officer for any and all taxes payable by such officers as a result of Bruno's forgiveness of the Stock Purchase Loans and any and all taxes payable pursuant to this Section 8.9. On the Effective Date, New Bruno's shall pay to Walter M. Grant, Senior Vice President and General Counsel of Bruno's and New Bruno's, Cash in an amount equal to the sum of (i) $150,000 and (ii) an amount sufficient to compensate him for any and all taxes payable by him in respect of such payment and any and all taxes payable pursuant to this Section 8.9 (the "Grant Stock Investment Payment"). The Grant Stock Investment Payment is designed to compensate Walter M. Grant for one-half of the loss resulting from his purchase of $300,000 worth of common stock of Bruno's prior to the Commencement Date.


                                   ARTICLE IX

                         EFFECT OF CONFIRMATION OF PLAN

         9.1 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         9.2 Revesting of Assets.

         (a) On the Effective Date, pursuant to the Restructuring Transactions and except as otherwise provided for in the Plan, (i) the property of the estate of Bruno's, other than the Retained Assets, shall vest in New Bruno's, (ii) the assets of any Subsidiary shall vest in the corresponding Reorganized Subsidiary and (iii) the Retained Assets shall vest in Reorganized Bruno's.

         (b) From and after the Effective Date, the Reorganized Debtors and New Bruno's may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

         (c) As of the Effective Date, all property of the Reorganized Debtors and New Bruno's shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan.

         9.3 Claims Extinguished.

         (a) As of the Effective Date, any and all avoidance claims accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code shall be extinguished whether or not then pending.

         (b) As of the Effective Date, any and all alter-ego or derivative claims against present or former stockholders of the Debtors accruing to the Debtors and Debtors in Possession shall be extinguished whether or not then pending.

         9.4 Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the

Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (b) all persons shall be precluded from asserting against the Reorganized Debtors and New Bruno's, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         9.5 Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors and New Bruno's, and their respective properties and interests in property.


                                   ARTICLE X

                            EFFECTIVENESS OF THE PLAN

         10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

         (a) the Confirmation Order, in form and substance acceptable to the Debtors, the Committee and the Required Banks, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

         (b) the Debtors shall have at least $20,000,000 in Cash as of the Effective Date, after giving effect to the distributions of Cash projected to be made under the Plan;

         (c) New Bruno's shall have credit availability under a working capital credit facility, in form and substance acceptable to the Debtors, to provide New Bruno's with working capital sufficient to meet its ordinary and peak requirements;

         (d) all actions, documents and agreements necessary to implement the Plan, including, without limitation, all actions, documents and agreements necessary to implement the Restructuring Transactions, shall have been effected or executed;

         (e) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

         (f) New Bruno's shall have been incorporated pursuant to the New Bruno's Certificate of Incorporation; and

         (g) each of the Reorganized Bruno's Certificate of Incorporation, the Reorganized Bruno's By-laws, the amended certificates of incorporation and by-laws of the Reorganized Subsidiaries, the New Bruno's Certificate of Incorporation, the New Bruno's By-laws, the New Bruno's Stock Option Plan, the New Bruno's Director Stock Option Plan, the New Bruno's Severance Plan, the New Bruno's Employment Contracts, the Registration Rights Agreement and the Shareholders Agreement, in form and substance acceptable to the Debtors and the Required Banks, shall have been effected or executed.

         10.2 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 10.1 of the Plan have not occurred on or before 60 days after the Confirmation Date, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         10.3 Waiver of Conditions. The Debtors may waive, with the consent of the Required Banks, by a writing signed by an authorized representative of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in Section 10.1 of the Plan.


                                   ARTICLE XI

                            RETENTION OF JURISDICTION

        The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

         (b) To hear and determine any and all adversary proceedings, applications and contested matters;

         (c) To hear and determine any objection to Administrative Expense Claims or Claims;

         (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

         (e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

         (f) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

         (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

         (i) To recover all assets of the Debtors and property of the Debtors' estates, wherever located;

         (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

         (k) To hear any other matter not inconsistent with the Bankruptcy Code; and

         (l) To enter a final decree closing the Chapter 11 Cases.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Effectuating Documents and Further Transactions. Each of the Debtors, Reorganized Debtors and New Bruno's is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

         12.2 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors or New Bruno's, including, without limitation, the authorization to issue or cause to be issued New Bruno's preferred stock, the issuance of New Bruno's Common Stock, Reorganized Bruno's Common Stock and Management Options, the effectiveness of the Reorganized Bruno's Certificate of Incorporation, the Reorganized Bruno's By-laws, the New Bruno's Certificate of Incorporation, the New Bruno's By-laws, the Registration Rights Agreement, the Shareholders Agreement, the amended certificates of incorporation and by-laws of the Reorganized Subsidiaries, all Restructuring Transactions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors and New Bruno's pursuant to the Plan and the authorization and approval of the New Bruno's Employment Contracts, the New Bruno's Stock Option Plan, the New Bruno's Director Stock Option Plan, the New Bruno's Severance Plan, the forgiveness of the Stock Purchase Loans, the payment of the Grant Stock Investment Payment and the qualification of New Bruno's as a foreign corporation wherever the conduct of business by New Bruno's requires such qualification shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors, the Reorganized Debtors and New Bruno's are incorporated, without any requirement of further action by the stockholders or directors of the Debtors, Reorganized Debtors or New Bruno's. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors and New Bruno's shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) incorporated, in accordance with the applicable general corporation law of each such state.

         12.3 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan pursuant to the Restructuring Transactions, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         12.4 Injunction Regarding Worthless Stock Deduction. At the Confirmation Hearing, Bruno's may request that the Bankruptcy Court include in the Confirmation Order a provision enjoining any "50-percent shareholder" of Bruno's within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, from claiming a worthless stock deduction with respect to its Bruno's Equity Interest for any taxable year of such shareholder ending prior to the Effective Date.

         12.5 Limited Releases of Releasees. As of the Effective Date, each of the Debtors, the Debtors in Possession and each holder of a Claim against and Equity Interest in the Debtors or Debtors in Possession releases all of the Releasees from any and all Causes of Action held by, assertable on behalf of or derivative from the Debtors, the Debtors in Possession or such holder, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan and the ownership, management and operation of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action (i) arising out of any express contractual obligation owing by any former director, officer or employee to the Debtors or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtors to such former director, officer or employee, or
(ii) relating to professional malpractice that arose or existed prior to the Commencement Date.

         12.6 Limited Release by Releasees. Except as otherwise provided under the Plan, as of the Effective Date, each of the Releasees, in any capacity, generally releases each of the Debtors, the Debtors in Possession and each holder of a Claim against or Equity Interest in the

Debtors or Debtors in Possession, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee, in any way relating to the Debtors, the Debtors in Possession, the Chapter 11 Cases, the Plan and the ownership, management and operation of the Debtors.

         12.7 Exculpation. None of the Debtors, the Reorganized Debtors, New Bruno's, the Creditor Representative, the Committee, the Banks, the Agent or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, New Bruno's, the Creditor Representative, the Committee, the Banks or the Agent and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         12.8 Termination of Committee. The appointment of the Committee shall terminate on the Effective Date, except that the Committee may appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses and prosecute any objections to such applications, if appropriate.

         12.9 Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors and New Bruno's shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtors and New Bruno's, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan, including fees and expenses payable to the Creditor Representative, the Agent and the Banks..

         12.10 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

         12.11 Amendment or Modification of the Plan. Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

         12.12 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

         12.13 Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         12.14 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors and New Bruno's.

         12.15 Notices. All notices, requests and demands to or upon the Debtors or, on and after the Effective Date, the Reorganized Debtors and New Bruno's, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

       If to the Debtors or New Bruno's:

       Bruno's, Inc.
       800 Lakeshore Parkway
       Birmingham, Alabama  35211
       Attn:  Walter M. Grant, Esq.
       Telephone:  (205) 912-4385
       Facsimile:  (205) 912-4382

       with a copy to:

       Weil, Gotshal & Manges LLP        Richards, Layton & Finger P.A.
       767 Fifth Avenue                  One Rodney Square
       New York, New York  10153         P.O. Box 551
       Attn:  Lori R. Fife, Esq.         Wilmington, Delaware  19899
       Telephone:  (212) 310-8000        Attn:  Thomas L. Ambro, Esq.
       Facsimile:  (212) 310-8007        Telephone:  (302) 658-6541
                                         Facsimile:  (302) 658-6548

       If to the Committee:

       Pepper Hamilton LLP
       100 Renaissance Center
       Detroit, Michigan 48243
       Attn:  Stuart E. Hertzberg, Esq.
       Telephone:  (313) 259-7110
       Facsimile:  (313) 259-7926

       If to the Banks:

       Wachtell, Lipton, Rosen & Katz           The Chase Manhattan Bank
       51 West 52nd Street                      380 Madison Avenue, 9th Floor
       New York, New York 10019                 New York, New York 10017
       Attn:  Harold Novikoff, Esq.             Attn:  Ms. Ann Kurinskas

         12.16 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

         12.17 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors, the Reorganized Debtors or New Bruno's, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         12.18 Plan Supplement. The Reorganized Bruno's Certificate of Incorporation, the Reorganized Bruno's By-laws, the New Bruno's Certificate of Incorporation, the New Bruno's By-laws, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan, the Registration Rights Agreement, the Shareholders Agreement, the New Bruno's Stock Option Plan, the New Bruno's Director Stock Option Plan, the New Bruno's Employment Contracts, the New Bruno's Severance Plan and the listing of Retained Assets referred to in Section
1.69 of the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Bruno's in accordance with Section 12.15 of the Plan.

         12.19 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

         12.20 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

         12.21 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

         12.22 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.



Dated:   Wilmington, Delaware
         May 27, 1999


                          BRUNO'S, INC., an Alabama corporation
                         (for itself and on behalf of each of the Subsidiaries)

                          By: /s/ James A. Demme
                             --------------------------------------------------
                              Name:    James A. Demme
                              Title:   Chairman and Chief Executive